Exhibit 99.1

Press Release

For Immediate Release
Contact: Claire S. Bean, Executive Vice President and Chief Financial Officer
1-508-528-7000 x363

Benjamin Franklin Bancorp Receives Subscriptions Sufficient
to Complete its Stock Offering and Conversion;
Receives Final Regulatory Approval of its Acquisition of Chart Bank

     FRANKLIN, MASSACHUSETTS (March 31, 2005): Benjamin Franklin Bancorp, M.H.C., the bank holding company for Benjamin Franklin Bank that is in the process of converting from mutual to stock form and changing its name to Benjamin Franklin Bancorp, Inc. (the “Company” or “Ben Franklin”), announced today that it has received subscriptions sufficient to complete its common stock offering in connection with the conversion, subject to final regulatory review from the Massachusetts Commissioner of Banks. The Company will be a Massachusetts-chartered business corporation following the conversion. In addition, the Company also announced that it has received final regulatory approval of its planned acquisition of Chart Bank, a Cooperative Bank (“Chart Bank”) located in Waltham, Massachusetts. Shareholders of Chart Bank approved the acquisition on March 16, 2005.

     The closing of the conversion and the Chart Bank acquisition is expected to be effective following the close of business on April 4, 2005. Shares of the Company’s common stock are expected to begin trading Tuesday, April 5, 2005 on the Nasdaq National Market, under the symbol “BFBC”.

     Based upon the eligible subscription orders received in the offering, the Company expects to sell 5,577,419 shares of common stock at $10.00 per share in the conversion offering, including 301,171 shares to officers, directors, employees, their immediate family members and Ben Franklin’s existing 401(k) plan. The Company will also contribute 400,000 shares of common stock to the Benjamin Franklin Bank Charitable Foundation. Stock certificates are expected to be mailed to investors on or about April 5, 2005. All eligible subscription orders have been filled in full. If any subscribers would like confirmation of their order, please call the Stock Information Center at 1-800-290-0793. Benjamin Franklin Bank’s Employee Stock Ownership Plan intends to purchase in the after market up to 478,194 shares of the Company’s common stock, which is 8% of the shares expected to be sold in the offering and issued to the Benjamin Franklin Bank Charitable Foundation. The subscription offering was managed by Ryan Beck & Co., Inc.

     The aggregate consideration for the Chart Bank acquisition will be $21,477,250 in cash (net of amounts received by Chart Bank upon the exercise of stock options prior to the merger) and 2,503,050 shares of our common stock, assuming that the 77,000 Chart Bank options remaining outstanding as of March 30, 2005 are cashed out at the closing rather than being exercised by optionees prior to the closing. Chart Bank stockholders were given the option to elect to receive cash, shares of Benjamin Franklin Bancorp common stock or a combination of cash and shares of stock, subject to proration and allocation procedures designed to ensure that 55% of the shares of Chart Bank stock were exchanged for shares of Benjamin Franklin Bancorp stock and 45% exchanged for cash. Six current Chart Bank directors will be joining the Boards of Directors of Benjamin Franklin Bancorp and Benjamin Franklin Bank.

     Thomas R. Venables, President and Chief Executive Officer of Benjamin Franklin Bancorp and Benjamin Franklin Bank, stated “We are very pleased at the considerable financial support for our conversion from our depositors, and that the shareholders of Chart Bank have voted their support for our acquisition. We look forward to bringing together the financial, physical and human resources of the two banks for the benefit of our shareholders, our customers, our employees and our communities.”

About Benjamin Franklin Bank

     Benjamin Franklin Bank, a wholly owned subsidiary of Benjamin Franklin Bancorp, M.H.C., is a full service community bank originally chartered in 1871. The Bank has $517.4 million in assets as of December 31, 2004 and six banking locations: two in Franklin and one in each of Bellingham, Foxboro, Medfield and Milford, Massachusetts. The Bank offers a full range of products and services for consumers and small to mid-sized businesses.

About Chart Bank

     Founded in 1985 and headquartered in Waltham, Chart Bank is a state chartered cooperative bank with assets of $258.5 million as of December 31, 2004. It operates two branches in Waltham and one in Newton, Massachusetts. Chart Bank also owns Creative Strategic Solutions, Inc., which is an ATM cash management and settlement services company.

     This news release contains certain forward-looking statements about the proposed conversion of Benjamin Franklin Bancorp and the acquisition of Chart Bank. These statements include the anticipated consummation date of the transactions.

     Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the offering and acquisition, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Chart Bank and Benjamin Franklin Bank are engaged and changes in the securities market.

THIS RELEASE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER WAS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS, MAY LOSE VALUE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.